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                                                                      EXHIBIT 11

                           COHR INC. AND SUBSIDIARIES

                       COMPUTATION OF PER SHARE EARNINGS
                   (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)

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
                                                            THREE MONTHS
                                                                ENDED           SIX MONTHS ENDED
                                                            SEPTEMBER 30,         SEPTEMBER 30,
                                                          -----------------     -----------------
                                                           1996       1995       1996       1995
                                                          ------     ------     ------     ------
NET INCOME ATTRIBUTABLE TO COMMON STOCK.................  $1,064     $  514     $1,995     $  971
                                                          ======     ======     ======     ======
PRIMARY EARNINGS PER SHARE:
  Weighted average number of common shares
     outstanding........................................   4,570      2,112      4,566      2,112
  Dilutive effect of stock options and warrants after
     application of treasury stock method...............     262                   266
                                                          ------     ------     ------     ------
  Number of shares used to compute primary earnings per
     share..............................................   4,832      2,112      4,832      2,112
Primary earnings per share..............................  $ 0.22     $ 0.24     $ 0.41     $ 0.46
                                                          ======     ======     ======     ======
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